Exhibit 99.1

COHEN & COMPANY REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS

Third Quarter 2025 Revenue of $84.2 Million

Third Quarter 2025 Net Income Attributable to Cohen & Company Inc. of $4.6 Million, or $2.58 per Diluted Share

Third Quarter 2025 Adjusted Pre-Tax Income of $16.4 Million, or $2.71 per Diluted Share

Board Declares Quarterly Dividend of $0.25 per Share

Philadelphia and New York, November 4, 2025 – Cohen & Company Inc. (NYSE American: COHN), a financial services firm specializing in an expanding range of capital markets and asset management services, today reported financial results for its third quarter ended September 30, 2025.

Summary Operating Results

	Three Months Ended			Nine Months Ended
($ in thousands)	9/30/25	6/30/25	9/30/24	9/30/25	9/30/24
Net trading	$13,560	$10,757	$8,816	$33,528	$27,462
Asset management	1,948	2,168	2,147	6,136	6,942
New issue and advisory	228,008	37,411	22,459	298,658	53,347
Principal transactions and other revenue	(159,303)	9,535	(1,727)	(165,498)	(26,694)
Total revenues	84,213	59,871	31,695	172,824	61,057

Compensation and benefits	53,684	44,323	17,915	119,673	43,453
Non-compensation operating expenses	8,769	8,053	6,558	23,789	20,124
Operating income (loss)	21,760	7,495	7,222	29,362	(2,520)

Interest expense, net	(1,472)	(1,496)	(1,256)	(4,416)	(4,347)
Gain on sale of management contracts	1,897	837	-	2,734	-
Income (loss) from equity method affiliates	(12,663)	(1,437)	(683)	(11,682)	22,366
Income (loss) before income tax expense (benefit)	9,522	5,399	5,283	15,998	15,499

Income tax expense (benefit)	733	771	142	1,643	435
Net income (loss)	8,789	4,628	5,141	14,355	15,064
Less: Net income (loss) attributable to the non-convertible non-controlling interest	(6,853)	(141)	(2,455)	(7,167)	8,609
Enterprise net income (loss)	15,642	4,769	7,596	21,522	6,455
Less: Net income (loss) attributable to the convertible non-controlling interest	11,049	3,361	5,446	15,192	4,631
Net income (loss) attributable to Cohen & Company Inc.	$4,593	$1,408	$2,150	$6,330	$1,824
Fully diluted net income (loss) per share	$2.58	$0.81	$1.31	$3.61	$1.12

Adjusted pre-tax income (loss) (1)	$16,375	$5,540	$7,738	$23,165	$6,890
Fully diluted adjusted pre-tax income (loss) per share (1)	$2.71	$0.94	$1.34	$3.90	$1.20

(1)	Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per share are not measures recognized under U.S. generally accepted accounting principles (“GAAP”). See Note 1 below.

Lester Brafman, Chief Executive Officer of Cohen & Company, said, “Our third quarter results were driven by continued strong performance from our full-service boutique investment banking division, Cohen & Company Capital Markets (“CCM”). During the quarter, CCM generated $68.6 million of net revenue, comprised of $228.0 million in advisory revenue across 18 clients, partially offset by negative principal transactions revenue of $159.4 million from investment assets received as CCM client consideration. Supported by its strong pipeline of transactions, CCM is well positioned to deliver an exceptional performance through the end of the year and enter 2026 with significant momentum. Going forward we will continue to focus on being the advisor of choice to the growth and frontier technology sectors of the economy.”

Brafman continued, “In addition, the declining interest rate environment has bolstered our trading revenue, which was up 26% in the third quarter from the previous quarter, with increased revenue across most of our trading desks. We expect this trend will continue, providing additional opportunities to enhance net trading revenue.”

Brafman concluded, “Based on what we have seen in trading revenue and our CCM pipeline thus far, we believe that we will generate more than $50 million in revenue in the fourth quarter and more than $220 million in revenue for full year 2025. We remain confident in our future earnings potential and are committed to driving long-term, sustainable value for our stockholders, including through quarterly dividends.”

Financial Highlights

•	Net income attributable to Cohen & Company Inc. was $4.6 million, or $2.58 per diluted share, for the three months ended September 30, 2025, compared to net income of $1.4 million, or $0.81 per diluted share, for the three months ended June 30, 2025, and net income of $2.2 million, or $1.31 per diluted share, for the three months ended September 30, 2024. Adjusted pre-tax income was $16.4 million, or $2.71 per diluted share, for the three months ended September 30, 2025, compared to adjusted pre-tax income of $5.5 million, or $0.94 per diluted share, for the three months ended June 30, 2025, and adjusted pre-tax income of $7.7 million, or $1.34 per diluted share, for the three months ended September 30, 2024. Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per diluted share are not measures recognized under GAAP. See Note 1 below.

•	Revenue was $84.2 million for the three months ended September 30, 2025, compared to $59.9 million for the prior quarter and $31.7 million for the prior year quarter.

o	Net trading revenue was $13.6 million for the three months ended September 30, 2025, up $2.8 million from the prior quarter and up $4.7 million from the prior year quarter. The increase from both prior quarters was due to higher trading revenue from the majority of the Company’s trading desks.

o	Asset management revenue was $1.9 million for the three months ended September 30, 2025, down $0.2 million from both the prior quarters. The change from both the prior quarters was related primarily to the closing of the sale of all of the Company’s legacy Alesco CDO management contracts in 2025.

o	New issue and advisory revenue was $228.0 million for the three months ended September 30, 2025, up $190.6 million from the prior quarter and up $205.5 million from the prior year quarter. CCM generated $228.0 million, $37.4 million, and $21.4 million of the new issue and advisory revenue in 3Q25, 2Q25, and 3Q24, respectively. From time to time, CCM receives financial instruments in lieu of cash as consideration for advisory, underwriting, and new issue placement services provided. The fair value of the financial instruments received is recorded as new issue and advisory revenue at the time it is received using the share price on the day after the transaction closes. Any subsequent changes in the share price are recorded as principal transactions revenue. Certain financial instruments are subject to transfer and selling restrictions, thus are not able to be immediately monetized. During the three months ended September 30, 2025, the financial instruments received as CCM client consideration generated negative principal transactions revenue of $159.4 million.

o	Principal transactions and other revenue was negative $159.3 million for the three months ended September 30, 2025, compared to positive $9.5 million in the prior quarter and negative $1.7 million in the prior year quarter. The portion of total principal transactions revenue that related to investment assets received from CCM clients was negative $159.4 million, positive $6.7 million, and negative $4.0 million in 3Q25, 2Q25, and 3Q24, respectively.

•	Compensation and benefits expense during the three months ended September 30, 2025 increased $9.4 million from the prior quarter and increased $35.8 million from the prior year quarter, primarily due to fluctuations in revenue and the related variable incentive compensation. The number of Company employees was 124 as of September 30, 2025, compared to 118 as of June 30, 2025, and 113 as of September 30, 2024.

•	Interest expense during the three months ended September 30, 2025 was $1.5 million, including $1.2 million on our trust preferred securities debt, $0.2 million on our senior promissory notes, and $41 thousand on our bank credit facility.

•	Gain on sale of management contracts for the three months ended September 30, 2025 was $1.9 million, which resulted from the closing of the sale of the Company’s final three legacy Alesco CDO management contracts. The Company has completed the sale of the legacy Alesco CDO managements contracts and there will be no future asset management revenue from the Company’s legacy Alesco CDOs.

•	Loss from equity method affiliates for the three months ended September 30, 2025 was $12.7 million, compared to $1.4 million for the prior quarter and $0.7 million for the prior year quarter. The loss from equity method affiliates in the current quarter was primarily due to mark-to-market losses on one of the Company’s SPAC Series Fund investments. Note that the $12.7 million loss from equity method affiliates in the current quarter was offset by a $6.9 million credit recorded in the net income (loss) attributable to the non-convertible non-controlling interest line item.

•	Income tax expense for the three months ended September 30, 2025 was $0.7 million, compared to income tax expense of $0.8 million in the prior quarter, and income tax expense of $0.1 million in the prior year quarter. The Company will continue to evaluate its operations on a quarterly basis and may adjust the valuation allowance applied against the Company's net operating loss and net capital loss tax assets. Future adjustments could be material and may result in additional tax benefit or tax expense.

Total Equity and Dividend Declaration

•	As of September 30, 2025, total equity was $101.1 million, compared to $90.3 million as of December 31, 2024; the non-convertible non-controlling interest component of total equity was $3.9 million as of September 30, 2025 and $11.5 million as of December 31, 2024. Thus, the total equity excluding the non-convertible non-controlling interest component was $97.1 million as of September 30, 2025, an $18.3 million increase from $78.8 million as of December 31, 2024.

•	The Company’s Board of Directors has declared a quarterly dividend of $0.25 per share, payable on December 3, 2025, to stockholders of record as of November 19, 2025. The Board of Directors will continue to evaluate the dividend policy each quarter, and future decisions regarding dividends may be impacted by quarterly operating results and the Company’s capital needs.

Conference Call

The Company will host a conference call at 10:00 a.m. Eastern Time (ET), today, November 4, 2025, to discuss these results. The conference call will be available via webcast. Interested parties can access the webcast by clicking the webcast link on the Company’s homepage at www.cohenandcompany.com. Those wishing to listen to the conference call with operator assistance can dial (877) 524-8416 (domestic) or +1 (412) 902-1028 (international). A replay of the call will be available for three days following the call by dialing (877) 660-6853 or (201) 612-7415, with participant passcode 13756943.

About Cohen & Company

Cohen & Company is a financial services company specializing in an expanding range of capital markets and asset management services. Cohen & Company’s operating segments are Capital Markets, Asset Management, and Principal Investing. The Capital Markets segment consists of fixed income sales, trading, gestation repo financing, new issue placements in corporate and securitized products, underwriting, and advisory services, operating primarily through Cohen & Company’s subsidiaries, Cohen & Company Securities, LLC (“Cohen Securities”) in the United States and Cohen & Company Financial (Europe) S.A. in Europe. A division of Cohen Securities, Cohen & Company Capital Markets (“CCM”) is the Company’s full-service boutique investment bank that focuses on mergers and acquisitions (“M&A”), capital markets, and SPAC advisory services. The Capital Markets business segment also includes investment returns on financial instruments that the Company has received as consideration for advisory, underwriting, and new issue placement services provided by CCM. The Asset Management segment manages assets through collateralized debt obligations, managed accounts, joint ventures, and investment funds. As of September 30, 2025, the Company had approximately $1.4 billion of assets under management in primarily fixed income assets in a variety of asset classes including European bank and insurance trust preferred securities, debt issued by small and medium sized European, U.S., and Bermudian insurance and reinsurance companies, equity interests of SPACs and their sponsor entities, and commercial real estate loans. The Principal Investing segment is comprised primarily of investments the Company holds related to its SPAC franchise and other investments the Company has made for the purpose of earning an investment return rather than investments made to support its trading or other capital markets business activity. For more information, please visit www.cohenandcompany.com.

Note 1: Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per share are non-GAAP measures of performance. Please see the discussion under “Non-GAAP Measures” below. Also see the tables below for the reconciliations of non-GAAP measures of performance to their corresponding GAAP measures of performance.

Forward-looking Statements

This communication contains certain statements, estimates, and forecasts with respect to future performance and events. These statements, estimates, and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seek,” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties, and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.cohenandcompany.com/investor-relations/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, including those caused by inflation, raising interest rates, and the current geopolitical situation, (b) unfavorable market conditions may lead to a reduction in revenues from our new issue and advisory revenues, including from underwriting and placement activities, (c) losses caused by financial or other problems experienced by third parties, (d) losses due to unidentified or unanticipated risks, (e) a lack of liquidity, i.e., ready access to funds for use in our businesses, (f) the ability to attract and retain personnel, (g) litigation and regulatory proceedings, (h) reputational harm due to losses or our inability to sell securities we purchase as an underwriter at the anticipated price levels, (i) competitive pressure, (j) an inability to generate incremental income from new or expanded businesses, (k) unanticipated market closures or effects due to inclement weather or other disasters, (l) losses (whether realized or unrealized) on our principal investments, (m) the possibility that payments to the Company of subordinated management fees from its CDOs will continue to be deferred or will be discontinued, (n) the possibility that the Company’s stockholder rights plan may fail to preserve the value of the Company’s deferred tax assets, whether as a result of the acquisition by a person of 5% of the Company’s common stock or otherwise, (o) the Company’s reduction in the volume of its investments into SPACs, (p) the difficulty in identifying potential business combinations as a result of increased competition in the SPAC market, (q) the value of the Company’s holdings of founders shares in post-business combination companies is volatile and may decline and the possibility that significant portions of the founder shares may remain restricted for a long period of time, (r) the possibility that the business combination pursuant to the business combination agreement between Columbus Circle Capital Corp I and ProCap BTC might not occur, (s) the possibility that the Company will stop paying quarterly dividends to its stockholders, (t) the impacts of rising interest rates and inflation, and (u) that CCM’s gross pipeline of possible transactions over the next 12 to 18 months may not result in transactions that are consummated and total recognition of all pipeline fees. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties, and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Cautionary Note Regarding Quarterly Financial Results

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter. Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and, therefore, will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods. As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

COHEN & COMPANY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	9/30/25	6/30/25	9/30/24	9/30/25	9/30/24
Revenues
Net trading	$13,560	$10,757	$8,816	$33,528	$27,462
Asset management	1,948	2,168	2,147	6,136	6,942
New issue and advisory	228,008	37,411	22,459	298,658	53,347
Principal transactions and other revenue	(159,303)	9,535	(1,727)	(165,498)	(26,694)
Total revenues	84,213	59,871	31,695	172,824	61,057

Operating expenses
Compensation and benefits	53,684	44,323	17,915	119,673	43,453
Business development, occupancy, equipment	2,041	1,988	1,567	5,858	4,599
Subscriptions, clearing, and execution	2,771	2,332	2,691	7,277	6,994
Professional services and other operating	3,774	3,561	2,156	10,127	8,138
Depreciation and amortization	183	172	144	527	393
Total operating expenses	62,453	52,376	24,473	143,462	63,577
Operating income (loss)	21,760	7,495	7,222	29,362	(2,520)

Non-operating income (expense)
Interest expense, net	(1,472)	(1,496)	(1,256)	(4,416)	(4,347)
Gain on sale of management contracts	1,897	837	-	2,734	-
Income (loss) from equity method affiliates	(12,663)	(1,437)	(683)	(11,682)	22,366
Income (loss) before income tax expense (benefit)	9,522	5,399	5,283	15,998	15,499
Income tax expense (benefit)	733	771	142	1,643	435
Net income (loss)	8,789	4,628	5,141	14,355	15,064
Less: Net income (loss) attributable to the non-convertible non-controlling interest	(6,853)	(141)	(2,455)	(7,167)	8,609
Enterprise net income (loss)	15,642	4,769	7,596	21,522	6,455
Less: Net income (loss) attributable to the convertible non-controlling interest	11,049	3,361	5,446	15,192	4,631
Net income (loss) attributable to Cohen & Company Inc.	$4,593	$1,408	$2,150	$6,330	$1,824

Earnings per share
Basic
Net income (loss) attributable to Cohen & Company Inc.	$4,593	$1,408	$2,150	$6,330	$1,824
Basic shares outstanding	1,741	1,740	1,631	1,729	1,609
Net income (loss) attributable to Cohen & Company Inc. per share	$2.64	$0.81	$1.32	$3.66	$1.13

Fully Diluted
Net income (loss) attributable to Cohen & Company Inc.	$4,593	$1,408	$2,150	$6,330	$1,824
Net income (loss) attributable to the convertible non-controlling interest	11,049	3,361	5,446	15,192	4,631
Income tax and conversion adjustment	(107)	7	(17)	(98)	(30)
Net income (loss) attributable to Cohen & Company Inc. for fully diluted net income (loss) per share calculation	$15,535	$4,776	$7,579	$21,424	$6,425

Basic shares outstanding	1,741	1,740	1,631	1,729	1,609
Unrestricted Operating LLC membership units exchangeable into COHN shares	4,129	4,129	4,062	4,121	4,060
Additional dilutive shares	162	44	98	83	58
Fully diluted shares outstanding (1)	6,032	5,913	5,791	5,933	5,727
Fully diluted net income (loss) per share	$2.58	$0.81	$1.31	$3.61	$1.12

Reconciliation of adjusted pre-tax income (loss) to net income (loss) attributable to Cohen & Company Inc. and calculations of per share amounts
Net income (loss) attributable to Cohen & Company Inc.	$4,593	$1,408	$2,150	$6,330	$1,824
Addback (deduct): Income tax expense (benefit)	733	771	142	1,643	435
Addback (deduct): Net income (loss) attributable to the convertible non-controlling interest	11,049	3,361	5,446	15,192	4,631
Adjusted pre-tax income (loss)	$16,375	$5,540	$7,738	$23,165	$6,890

Adjusted fully diluted shares outstanding (2)	6,032	5,913	5,791	5,933	5,727
Fully diluted adjusted pre-tax income (loss) per share	$2.71	$0.94	$1.34	$3.90	$1.20

(1) When the fully diluted net income (loss) per share is anti-dilutive, the basic shares outstanding are presented on this line item.

(2) Adjusted fully diluted shares outstanding includes (a) weighted average unrestricted and restricted Operating LLC units exchangeable into COHN shares and (b) weighted average unrestricted and restricted shares, even during periods when the corresponding GAAP calculation of fully diluted shares outstanding above does not include them. The Operating LLC units are always included because the non-GAAP measure of performance, adjusted pre-tax income (loss), always includes net income (loss) attributable to the corresponding convertible interest.

COHEN & COMPANY INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2025
	(unaudited)	December 31, 2024
Assets
Cash and cash equivalents	$54,688	$19,590
Receivables from brokers, dealers, and clearing agencies	43,576	45,650
Due from related parties	1,236	941
Other receivables	8,454	6,526
Investments - trading	152,109	148,332
Other investments, at fair value	64,361	35,262
Receivables under resale agreements	414,710	668,259
Investment in equity method affiliates	11,752	23,430
Deferred income taxes	1,338	2,257
Goodwill	109	109
Right-of-use asset - operating leases	15,830	15,540
Other assets	5,691	5,253
Total assets	$773,854	$971,149

Liabilities
Payables to brokers, dealers, and clearing agencies	$33,844	$66,655
Accounts payable and other liabilities	10,371	10,913
Accrued compensation	85,988	17,770
Trading securities sold, not yet purchased	35,390	36,432
Other investments sold, not yet purchased, at fair value	65	1,651
Securities sold under agreements to repurchase	457,058	695,966
Operating lease liability	17,368	16,575
Debt	32,716	34,904
Total liabilities	672,800	880,866

Equity
Voting non-convertible preferred stock	27	27
Common stock	21	20
Additional paid-in capital	78,088	76,704
Accumulated other comprehensive loss	(915)	(1,007)
Accumulated deficit	(29,381)	(34,016)
Total stockholders' equity	47,840	41,728
Non-controlling interest	53,214	48,555
Total equity	101,054	90,283
Total liabilities and equity	$773,854	$971,149

Non-GAAP Measures

Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per diluted share

Adjusted pre-tax income (loss) is not a financial measure recognized by GAAP. Adjusted pre-tax income (loss) represents net income (loss) attributable to Cohen & Company Inc., computed in accordance with GAAP, excluding income tax expense (benefit), plus the net income (loss) attributable to the convertible non-controlling interest. Income tax expense (benefit) has been excluded because a pre-tax measurement of enterprise earnings that includes net income (loss) attributable to the convertible non-controlling interest is a useful and appropriate measure of performance. Furthermore, our income tax expense (benefit) has been, and we expect it will continue to be, a substantially non-cash item for the foreseeable future, generated from adjustments in our valuation allowance applied to the Company’s gross deferred tax assets. Convertible non-controlling interest is added back to adjusted pre-tax income (loss) because the underlying Cohen & Company, LLC equity units are convertible into Cohen & Company Inc. shares. Adjusted pre-tax income (loss) per diluted share is calculated by dividing adjusted pre-tax income (loss) by diluted shares outstanding, both of which include adjustments used in the corresponding calculation in accordance with GAAP.

We present adjusted pre-tax income (loss) and related per diluted share amounts in this release because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted pre-tax income (loss) and related per diluted share amounts help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash or recurring impact on our current operating performance. In addition, our management uses adjusted pre-tax income (loss) and related per diluted share amounts to evaluate the performance of our enterprise operations. Adjusted pre-tax income (loss) and related per diluted share amounts, as we define them, are not necessarily comparable to similarly named measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted pre-tax income (loss) should not be assessed in isolation from or construed as a substitute for net income (loss) attributable to Cohen & Company Inc. prepared in accordance with GAAP. Adjusted pre-tax income (loss) is not intended to represent and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Contact:

Investors -	Media -
Cohen & Company Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr.	Joseph Sala or Zach Genirs
Executive Vice President and	212-355-4449
Chief Financial Officer

215-701-8952

investorrelations@cohenandcompany.com